Exhibit 99.d.27.i

AMENDMENT #2 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #2 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated June 30, 2008, as amended on September 17, 2015 (the “First Amendment”), by and between Mercer Global Investments, Inc. (now known as Mercer Investment Management, Inc.), a Delaware Corporation (the “Advisor”) and Westfield Capital Management Company, LP, a Delaware Limited Partnership (the “Sub-Advisor”), is made effective as of the 25th day of April, 2016.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated July 1, 2014, as amended from time to time (the “Agreement”), with the Mercer Funds (formerly known as MGI Funds) (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer US Small/Mid Cap Growth Equity Fund (formerly known as the “MGI US Small/Mid Cap Growth Equity Fund) (the “Fund”), a series of the Trust under the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to reflect a change in the fee schedule payable to Sub-Advisor effective as of the date hereof.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A of the Agreement (as amended by the First Amendment), the Fee Schedule with respect to the Fund, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment:

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investment Management, Inc.		Westfield Capital Management Company, LP

By:	/s/ Stan Mavromates	By:	/s/ Kathryn Kearney
	Name: Stan Mavromates Title: Chief Investment Officer		Name: Kathryn Kearney Title: CFO/CCO